PEN Inc. Chairman, Scott Rickert, will webcast a live company update

September 25, 1 pm EDT

Deerfield Beach, FL – September 17, 2014 – PEN Inc. (OTCQB: PENC) (PEN) today announced that Dr. Scott Rickert, Chairman and Chief Executive Officer, will present a live company update webcast on September 25, 2014 at 1 pm EDT. On September 5, Dr. Rickert took over leadership of PEN, one of the country’s leading companies focused on developing and commercializing advanced-performance products enabled by nanotechnology. A question-and-answer session will follow the presentation.

“The PEN team is already at work to pursue the enormous opportunities for products enhanced by nanotechnology,” said Dr. Rickert. “I want stakeholders know I’m moving forward on the foundation, the strategy, the team expansion, and the resources for my commercialization roadmap.”

Participants can register for the webcast at this address:

http://w.on24.com/r.htm?e=851461&s=1&k=B20D6A8B1E0F5F964496B1879F7B223D.

The live event can also be followed on Twitter with the hashtag #PENRickert. Questions for Dr. Rickert may be submitted in advance to Lynn Lilly, Director of Communications, at llilly@pen-technology.com, or by tweeting them via direct Twitter message to @PENRickert or with the hashtag #PENRickert.

“I intend to share updates like these regularly,” added Dr. Rickert. “I want to keep investors and the market aware of the progress we’re making and the opportunities we see.”

About PEN Inc. (OTCQB: PENC)

PEN Inc. (PENC) is a global leader in developing, commercializing and marketing enhanced-performance products enabled by nanotechnology. The company focuses on innovative and advanced product solutions in safety, health and sustainability. For more information about PEN Inc, visit www.pen-technology.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”). All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information:

Lynn Lilly

Director of Communication

PEN Inc.

llilly@pen-technology.com

(844)2PEN INC x705